Exhibit 10.11

AQUABOUNTY FARMS OHIO LLC

SECURED PROMISSORY NOTE (“NOTE”)

(the “Note Date”)
June 11, 2025 (the “Note Date”)

FOR VALUE RECEIVED,  AQUABOUNTY FARMS OHIO LLC, an Ohio limited liability company, with its principal place of business located at 233 Ayer Road, Suite 4 Harvard, MA 01451  (“Maker,”), promises to pay to the order of ARTESIAN OF PIONEER,  INC, with its principal place of business located at 50 Industrial Avenue, PO Box 247, Pioneer, OH 43554 (“Payee”), the principal sum of $7,386,235.12. The principal sum and associated bill and invoice numbers are provided hereto as Exhibit A.

1. Payments and Maturity.    Maker shall repay the entire unpaid principal balance of this Note (collectively, the “Obligations”) on the earlier of 12 months or upon the closing of any sale or effective date of any assignment, disposition, or other Transfer of all or substantially all of the Collateral (hereinafter defined) in accordance with the terms hereof.  Payee agrees that no interest would be assessed on the principal sum of $7,386,235.12 for the period of June through the end of November. As of December 1, 2025 and thereafter, Maker agrees to pay interest on the principal at an annual rate of 8% until maturity of this Note.

ROFR: In consideration for entering into this Note, Maker agrees to release its rights in the Rights of First Refusal (ROFR) as provided for in the Land Purchase Agreement of May 3, 2022 with KIDSTON CONSULTANTS, LTD. with the exception of one land parcel located South of the current property and adjacent to the power plant/substation that is being built and commonly known as Williams County Auditor’s Tax Parcel No. 092-160-13-025.003 Maker retains all rights to the ROFR for that parcel of land.    However, if the Maker files for bankruptcy protection, the ROFR for that parcel of land will be released. Maker agrees to execute such releases as may be reasonably necessary to terminate such ROFRs , with the same to be recorded with the Recorder of Williams County, Ohio. Payee agrees to prepare and file any necessary documentation relating to the ROFRs, at Payee’s sole expense.

2. The terms and agreement to this Note supersede any prior Agreements, including, but not limited to, the executed Interest Payment Agreement between Maker and Payee, which was effective December 1, 2023. For avoidance of doubt, any prior Agreements with Payee are null and void and the terms of this Note control any obligations between Payee and Maker. The Obligations and this Note are not intended to be assumable.

3. Prepayment. Maker may prepay this Note at any time, in whole or in part, without notice, penalty, or premium.

4. Payments.    Maker shall pay all Obligations in lawful money of the United States in immediately available funds, free and clear of, and without deduction or offset for, any present or future taxes, levies, imposts, charges, withholdings, or liabilities with respect thereto, or any other defenses, offsets, set-offs, claims, counterclaims, credits, or deductions of any kind.

5. UCC Security Interest.
(a)

Secondary Lien: Maker, to secure the payment of the indebtedness described herein, grants to the Payee a security interest, which liens shall be senior in standing to all other liens with the exception of liens already granted to Latham & Watkins (primary lien) and Daikin TMI LLC (secondary lien), in all of Maker’s right, title and interest in and against certain assets and property of Maker (collectively, the “Collateral”), including the following, wherever located and whether now owned or hereafter acquired:

(i)

The Collateral includes the land and completed construction at the Pioneer, Ohio site owned by Maker, which property is commonly known as Williams County, Ohio Auditor’s tax parcel number 092-160-13-025.005.  For avoidance of doubt, Payee’s Secondary Lien stands behind Liens held by Latham & Watkins and Daikin TMI LLC.    Payee,  at Payee’s sole expense, agrees to create a commercially reasonable recordable mortgage document for Maker’s and Payee’s execution and filing to perfect the security interest contemplated by this subsection (a)(i).  Any filing fees would be paid for solely by Payee.

(b)

Maker authorizes Payee to file financing statements and such other documents as Payee reasonably deems appropriate to perfect Payee’s security interest in the Collateral.  If an uncured default exists,  Payee may exercise all rights and remedies of a secured party under the UCC (or any other law that applies) against the Collateral.

(c)

In addition to all other rights and remedies provided for herein or otherwise available to it, Payee may exercise in respect of the Collateral all the rights and remedies of a secured party on default under the UCC.

(d)

The powers conferred on Payee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the accounting for funds actually received by it hereunder, Payee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

(e)

Upon the unconditional satisfaction of the Obligations in full, (i) the security interest in the Collateral in favor of Payee granted hereby shall automatically terminate without any further action on the part of Maker or

Payee, (ii) Maker and its designees shall be authorized to file such terminations of such security interest Maker reasonably deems necessary, and (iii) Payee shall execute and deliver such further evidence of the termination or release of such security interest as Payee may reasonably request.

6. Usury Savings. Nothing in this Note shall require Maker to pay or permit Payee to collect interest from Maker.
7. Representations and Warranties. Maker hereby represents and warrants to Payee that:
(a)

it is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the power and authority under its certificate of incorporation and bylaws to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Note;

(b)

this Note constitutes the duly authorized, legally valid and binding obligation of such Maker, enforceable against such Maker in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity;

(c)	all consents and grants of approval required to have been granted by any Person in connection with the execution, delivery and performance of this Note have been granted; and
(d)

the execution, delivery and performance by such Maker of this Note do not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the organizational documents of such Maker or (ii) contravene, result in a breach of, or violate any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Maker is a party or by which such Maker or any of its property or assets is bound.

8. Notices. Any notices under this Note shall be in writing (including email) and mailed or delivered as follows, except if Payee or Maker, as applicable, designate in writing an alternative address:

If to Maker:

AquaBounty Farms Ohio LLC
233 Ayer Road, Suite 4
Harvard, MA 01451
Attn:  David Frank and Angela Olsen
dfrank@aquabounty.com and aolsen@aquabounty.com

If to Payee:

Artesian of Pioneer Inc.

50 Industrial Avenue

PO Box 247

Pioneer, OH 43554

Attn: Ed Kidston
 eak@aopwater.com

All such notices and communications shall be effective when deposited in the mail, delivered by the overnight courier, or received via email, as the case may be.  If deposited in the mail, the notice should also be sent by email. Notices shall be effective upon receipt or upon affirmative refusal to accept delivery.

9. Waivers.    Maker, and all others who may become liable for all or any part of the Obligations evidenced by this Note, severally waive presentment for payment, protest, notice of protest, dishonor, notice of dishonor, demand, notice of non-payment, and the benefit of all statutes, ordinances, judicial rulings, and other legal principles of any kind, now or hereafter enacted or in force, affording any right of cure or any right to a stay of execution or extension of time for payment or exempting any property of such Person from levy and sale upon execution of any judgment obtained by the holder in respect of this Note.  THE PARTIES HERETO WAIVE JURY TRIAL IN ANY ACTION TO ENFORCE OR INTERPRET, OR OTHERWISE ARISING FROM, THIS NOTE OR THE SECURITY INSTRUMENT.

10. Governing Law.  THIS NOTE AND THE PARTIES’ RIGHTS UNDER THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE NOTWITHSTANDING ANY PRINCIPLES OF CONFLICTS OF LAW.

11. Severability. If any provision of this Note is invalid or unenforceable, then the other provisions shall remain in full force and effect and shall be liberally construed in favor of Payee.
12. Miscellaneous.
(a)	This Note shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party.
(b)	This Note shall be binding upon Maker and its successors and assigns.
(c)

This Note sets forth the entire agreement and understanding of Payee and Maker with respect to the subject matter hereof, and Maker absolutely, unconditionally and irrevocably waives any and all right to assert any setoff, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obligations of such Maker hereunder or otherwise in any action or proceeding brought by Payee to collect this Note, or any portion thereof.  Maker acknowledges that no oral or other agreements, conditions, promises, understandings, representations or warranties exist with respect to this Note or with respect to the obligations of Maker under this Note, except those specifically set forth in this Note.
(d)

By entering into this Note, Payee agrees not to file litigation against Maker for the unsecured claim, unless: (1) Payee has not been compensated by [June 10, 2026 for the principal sum of $7,386,235.12 as a result of the sale or other disposition of the Ohio Farm, or (2) to the extent the sale of the Ohio Farm does not net sufficient funds to satisfy the unsecured debt of $7,386,235.12.

(e)

The headings and captions of the numbered sections of this Note are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.    All personal pronouns used in this Note shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

(f)

This Note may not be modified, amended, changed or terminated orally, except by an agreement in writing signed by Maker and Payee.  No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by Payee and, if so given by Payee, shall only be effective in the specific instance in which given.

13. Definitions.
(a)

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

(b)	“Proceeds” shall have the meaning accorded thereto under Section 9-102 of the UCC.
(c)	“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York.

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IN WITNESS WHEREOF,  each Maker has caused this Note to be executed and delivered by its duly authorized officer as of the Note Date.

AQUABOUNTY FARMS OHIO LLC

By: /s/ David A. Frank_______

Name: David Frank

Title:   Treasurer

ARTESIAN OF PIONEER, INC.

By: /s/Edward A. Kidston

Name: Ed Kidston

Title:    CEO

KIDSTON CONSULTANTS, LTD

By: /s/ Edward A. Kidston____

Name: Ed Kidston

Title:    CEO

Exhibit A